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                                                                   Exhibit 10.44

                                                                  EXECUTION COPY

                    AGREEMENT FOR THE SALE OF COMMERCIAL TIME

         This Agreement for the Sale of Commercial Time ("Agreement") is entered into as of June 1, 1999 by and between Mission Broadcasting of Wichita Falls, Inc., a Delaware corporation ("Mission"), and Nexstar Broadcasting of Wichita Falls, L.P., a Delaware limited partnership ("Nexstar"). Nexstar and Mission are referred to collectively as the "Parties."

     WHEREAS, Mission owns and operates television broadcast stations KJTL and KJBO-LP, Wichita Falls, Texas ("the Stations"), and owns 100% of the stock of Mission Broadcasting of Wichita Falls License, Inc. ("Mission Licensee"), the licensee of the Stations pursuant to licenses issued by the Federal Communications Commission ("FCC"); and Mission is engaged in the business of television broadcasting and has available advertising time on the Stations;

     WHEREAS, Nexstar desires to purchase advertising time on the Stations.

     NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

     1. Term of Agreement. The term of this Agreement shall commence on the date of execution of this Agreement. The initial term of this Agreement is ten (10) years. Unless otherwise terminated by either Party, the term of this Agreement shall be extended for an additional ten (10) year term. Either Party may terminate this Agreement at the end of the initial ten year term by six months prior written notice to the other. Notwithstanding the foregoing, the Agreement will terminate (i) upon the consummation of the purchase and sale of assets of Mission relating to the Stations by Nexstar, or an assignee of Nexstar, under the terms of a certain Option Agreement (the "Option Agreement") entered into by Mission and an affiliate of Nexstar (the "Optionee"), or (ii) at Nexstar's option, if the assets of Mission relating to the Stations are sold to a party other than Optionee.

     2. Advertising Time. Mission agrees that during the term of this Agreement, it will sell to Nexstar, and will permit Nexstar to resell to advertisers, all of the time available for commercial announcements on the Stations. All advertising announcements furnished by Nexstar shall comply with applicable federal, state, and local regulations and pertinent governmental policies, including, but not limited to, lottery restrictions, prohibitions on obscenity and indecency, deceptive advertising, false representations or deception of any kind, and political broadcasting rules. Nexstar shall notify Mission in advance of the broadcast of any material which promotes or opposes any candidate for public office or any issue to appear on a ballot or takes a position on a controversial issue of public importance. No material constituting a Personal Attack within the meaning of the FCC's rules and regulations or which is defamatory, violates any right of privacy, infringes on any intellectual property right of another party, or is not in the English language will be accepted for broadcast. Nexstar shall furnish Mission with all material required to be made available for public inspection regarding requests for time by political candidates or the broadcast of controversial issue advertising, including information regarding receipt of any request by or on behalf of a candidate for time and the disposition thereof (whether or not time was furnished and, if so, the terms and conditions thereof), and the names of officers and directors of any sponsor of controversial issue advertising. All material furnished by Nexstar for broadcast on the Stations shall include any and all sponsorship

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identification announcements as required by Section 317 of the Communications
Act of 1934, as amended, and the FCC's rules and regulations, and Nexstar shall undertake in good faith to determine each instance where such announcements are required. To assist Nexstar in its advertising time sales efforts, Mission shall, during the term of this Agreement, maintain the same television network affiliation that is in effect on this date, unless ninety (90) days advance written notice of an affiliation change is given to Nexstar.

     3. Payments. During the term of this Agreement, Nexstar shall pay Mission the payments set forth on Schedule A hereto.

     4. Revenues. Nexstar shall collect on behalf of Mission all of Mission's accounts receivable pertaining to the Stations in existence as of the first day of the term of this Agreement (the "Accounts Receivable"). Nexstar shall be entitled to all revenues attributable to commercial advertisements sold by Nexstar, and all other advertising time revenue received, in each case with respect to commercial advertisements broadcast during the term hereof. Notwithstanding anything herein to the contrary, at the request of an advertiser, Mission may set a reasonable rate for time on the Stations and sell time in accordance with such rates for the account of Nexstar for broadcast during the term of this Agreement.

     5. Mission's Broadcast Obligations. During the term of this Agreement, Nexstar shall assume, and undertake the administration and servicing of all of Mission's contracts and other agreements which provide for the sale and broadcast of advertising and related activities during the term of this Agreement. All revenues arising from such contracts and agreements for advertising broadcast during the term of this Agreement shall belong to Nexstar, even though the time was sold by Mission; and all commissions to employees, agencies, or representatives payable on account of advertising broadcast during the term of the Agreement shall be paid by Nexstar. Mission shall remain obligated to pay all fees, commissions or other amounts due under Mission's contracts and other agreements, including but not limited to, national sales representative fees, that arise prior to the first day of the term of this Agreement, and that are reimbursed by Nexstar pursuant to Section 4 above.

     6. Personnel. Nexstar shall employ and be responsible for the salaries, benefits, employer taxes, and related costs of employment of a sales staff for the sale of the advertising time and for the collection of accounts receivable with respect to advertising sold by Nexstar pursuant to this Agreement. Mission shall retain sufficient staff to oversee those aspects of its business and financial matters not specifically delegated to Nexstar hereunder.

     7. Interruption of Normal Operations. If either of the Stations suffers loss or damage of any nature to its transmission facilities which results in the interruption of service or the inability to operate full time at maximum authorized facilities, Mission shall immediately

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notify Nexstar and shall undertake such repairs as are necessary to restore the full-time operation of the Station. If the Station does not resume operation with at least 80% of its authorized signal coverage within one hundred twenty
(120) hours, Mission shall so notify Nexstar. Upon receipt of such notification, Nexstar may, at its option, terminate this Agreement. In such event, Nexstar shall be entitled to a pro rata refund of the payments made pursuant to Section 3 hereof.

     8. Operation of the Stations. During the term of this Agreement, Mission shall continue to maintain full control over the operations of the Station, including programming, editorial policies, employees of Mission, and Mission-controlled facilities. Mission is responsible for the Stations' compliance with the Communications Act of 1934, as amended, FCC rules, regulations, and policies, and all other applicable laws. Mission shall be solely responsible for and pay in a timely manner all expenses relating to the operation of the Stations other than for the sale of advertising time, including but not limited to, maintenance of the studios and transmitting facilities and all taxes and other costs incident thereto; payments due under any leases, contracts and agreements; music performance license fees; and all utility costs relating to the operation of the Stations. Mission shall also maintain insurance covering the Stations' transmission facilities. Mission may, in its sole discretion, decline to accept advertising sold by Nexstar, in the event that it reasonably believes that the broadcast of such advertising would violate applicable laws or regulations, would damage Mission's reputation in the community, or would otherwise be contrary to the public interest, or preempt any of the commercial time sold by Nexstar in order to present program material of pressing public interest or concern. Mission shall promptly notify Nexstar of any such rejection or rescheduling of advertising and shall cooperate with Nexstar in efforts to fulfill Nexstar's commitments to advertisers. In the event Nexstar sustains any liability or loss of revenue as a result of the rejection or rescheduling by Mission of any advertising for any reason other than as set forth above, Mission shall promptly indemnify Nexstar for any and all such losses. Nexstar shall not enter into any contract, without Mission's approval, that would be violated if Mission reasonably exercised its foregoing rights.

     9. Advertising Rates. The rates for advertising sold by Nexstar shall be set by Nexstar, provided, however, that Nexstar shall comply with all applicable statutes and regulations regarding access to airtime and rates charged for political advertising and shall indemnify Mission against any liability incurred by Mission as a result of Nexstar's failure to comply with such statutes and regulations.

     10. Delivery of Material for Broadcast. All advertising material furnished by Nexstar for broadcast on either of the Stations shall be delivered to the Station on tape cartridges, or other mutually agreeable method, in a format to be agreed upon by Nexstar and Mission, in a form ready for broadcast on the Station's existing playback equipment, and with quality suitable for television broadcast. Mission shall not be required to provide production services or to copy, reformat, or otherwise manipulate material furnished by Nexstar other than inserting tape cartridges into machinery for broadcast.

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     11. Access to Station Premises. Nexstar shall have access to any available space at the studio and offices of the Stations for purposes of selling time and producing commercial announcements to the extent reasonably necessary or appropriate for Nexstar to exercise its rights and perform its obligations under this Agreement. When on the Station premises, Nexstar's personnel shall be subject to the direction and control of Mission's management personnel and shall not act contrary to the terms of any lease for the premises. If Nexstar utilizes telephone lines other than those of Mission in connection with its sale of time on the Station, it shall not answer those lines in a way that implies that the lines are those of Mission; but Nexstar may use the Stations' call letters in promotional literature and in answering the telephone (e.g., "KJTL Sales").

     12. Billing. Nexstar shall keep written records relating to the sale of commercial advertising consistent with Nexstar's past practices at its existing station.

     13. Mission's Representations and Warranties.

          (a) Mission represents and warrants as follows:

               (i) Mission License holds all licenses, permits and authorizations necessary for the operation of the Stations as presently conducted. Such licenses, permits and authorizations currently are in full force and effect, and Mission will undertake in good faith to keep them in full force and effect throughout the term of this Agreement.

               (ii) There is not now pending, nor to Mission's best knowledge is there threatened, any action by the FCC or any other party to revoke, cancel, suspend, refuse to renew or otherwise modify any of such licenses, permits or authorizations.

               (iii) Mission is not in material violation of any statute, ordinance, rule, regulation, policy, order, or decree of any federal, state, or local entity, court, or authority having jurisdiction over it, the Stations, or over any part of their operations or assets, which default or violation would have a materially adverse effect upon Mission, its assets, the Stations, or upon Mission's ability to perform this Agreement.

               (iv) During the term of this Agreement, Mission shall not take any action or omit to take any action which would put it in material violation of or in default under any agreement to which Mission or its owners is a party, which default or violation would have a material adverse impact upon Mission, its assets, or the Stations or upon Mission's ability to perform this Agreement.

               (v) All reports and applications required to be filed with the FCC or any other governmental body have been, and during the term of this Agreement will be filed in a timely and complete manner by Mission. Mission currently maintains and will continue to maintain the Stations' facilities in accord with good engineering practice and in compliance in all material respects with the engineering requirements set forth in the Stations' FCC licenses,

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including broadcasting at substantially maximum authorized power (except at such time that reduction of power is required for routine or emergency maintenance).

               (vi) Mission currently has, and throughout the term of this Agreement, will maintain, good and marketable title to all assets and properties used in the operation of the Stations.

               (vii) Mission may, during the term of this Agreement, dispose of any of its assets or properties, so long as: (1) such action does not adversely affect Mission's ability to perform its obligations hereunder; and (2) such action does not abrogate any of Nexstar's rights hereunder.

          (b) Nexstar and Mission each represent and warrant to the other that it has the power and authority to enter into this Agreement and to engage in the transactions contemplated by this Agreement. Each of Mission and Nexstar is a corporation which is in good standing in the state of its formation and qualified to do business in the State of Texas. The signatures appearing for Nexstar and Mission, respectively, at the end of this Agreement have been affixed pursuant to such specific authority as, under applicable law, is required to bind them. Neither the execution, delivery, nor performance by Mission or Nexstar of this Agreement conflicts with, results in a breach of, or constitutes a default or ground for termination under any agreement or judicial or governmental order or decree to which Mission or Nexstar, respectively, is a party or by which it is bound.

     14. Events of Default. The following shall, after the expiration of the applicable cure periods, constitute Events of Default under the Agreement:

          (a) Non-Payment. Nexstar's failure to remit to Mission any payment described in Section 3 above in a timely manner.

          (b) Default in Covenants. The default by either party hereto in the material observance or performance of any material covenant, condition, or agreement contained herein, or if any material misrepresentation or warranty herein made by either party to the other shall prove to have been false or misleading as of the time made.

     15. Cure Period and Termination upon Default. An Event of Default shall not be deemed to have occurred until ten (10) business days after the nondefaulting party has provided the defaulting party with written notice specifying the event or events which if not cured would constitute an Event of Default and specifying the actions necessary to cure within such ten day period. The notice period provided in this Section shall not preclude Mission from at any time preempting or refusing to broadcast any advertising furnished by Nexstar. If Nexstar has defaulted in the performance of its obligations and has failed to cure such default within the applicable time period, Mission shall be under no further obligation to make commercial time available to Nexstar, and all amounts then due and payable to Mission shall immediately be paid to Mission.

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     16. Other Agreements. Mission will not enter into any other commercial time sales (except as permitted by Section 4 hereof), time brokerage, local marketing or similar agreement for the Stations with any third party during the term of this Agreement. Mission will also not purchase or accept for broadcast on the Stations any programming that includes commercial advertising sold by any third party without Nexstar's consent, excluding national advertising time sold in network programming and nationally syndicated barter programming aired on the Stations.

     17. Liabilities after Termination. After the expiration or termination of this Agreement for any reason other than an assignment of the Stations' assets to Nexstar or any assignee of Nexstar, (i) Mission shall be responsible for broadcasting such advertising on the Stations as may be required under advertising contracts entered into by Nexstar during the term of this Agreement and (ii) Mission shall be entitled to any revenues for advertising broadcast after termination of this Agreement.

     18. [Reserved]

     19. Indemnification; Insurance. Nexstar shall indemnify and hold Mission and its officers, directors, stockholders, agents, and employees harmless against any and all liability for libel, slander, illegal competition or trade practice, infringement of trademarks, trade names, or program titles, violation of rights of privacy, and infringement of copyrights and proprietary rights resulting from or relating to the advertising or other material furnished by Nexstar for broadcast on the Stations, along with any fine or forfeiture imposed by the FCC because of the content of material furnished by Nexstar or any conduct of Nexstar. Mission shall indemnify and hold Nexstar and its officers, directors, members, agents, and employees harmless from any failure by Mission to broadcast advertising material furnished by Nexstar expect as permitted by
Section 8 of this Agreement. Indemnification shall include all liability, costs, and expenses, including counsel fees (at trial and on appeal). The indemnification obligations under this Section shall survive any termination of this Agreement. The obligation of each party to indemnify is conditioned on the receipt of notice from the party making the claim for indemnification in time to allow the defending party to timely defend against the claim and upon the reasonable cooperation of the claiming party in defending against the claim. The party responsible for indemnification shall select counsel and control the defense, subject to the indemnified party's reasonable approval, provided, however, that no claim may be settled by an indemnifying party without the consent of the indemnified party, and provided further, that if an indemnifying party and a claimant agree on a settlement and the indemnified party rejects the settlement unreasonably, the indemnifying party's liability will be limited to the amounts the claimant agreed to accept in settlement. Nexstar and Mission shall each carry (A) comprehensive general liability insurance with reputable companies covering their activities under this Agreement, in an amount not less than One Million Dollars ($1,000,000.00); (B) worker's compensation and/or disability insurance; and (C) libel/defamation/First Amendment liability insurance, with a deductible of no more than $100,000. Each Party will name the other party as an additional insured on these policies.

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     20. No Partnership or Joint Venture. The Agreement is not intended to be, and shall not be construed as, an agreement to form a partnership, agency relationship, or a joint venture between the parties. Except as otherwise specifically provided in the Agreement, neither party shall be authorized to act as an agent of or otherwise to represent the other party.

     21. Successors and Assigns. Neither party may assign its rights and obligations under this Agreement, either in whole or in part, without the prior written consent of the other; however, such consent shall not be unreasonably withheld. The covenants, conditions and provisions hereof are and shall be for the exclusive benefit of the parties hereto and their permitted successors and assigns, and nothing herein, express or implied, is intended or shall be construed to confer upon or to give any person or entity other than the parties hereto and their permitted successors and assigns any right, remedy or claim, legal or equitable, under or by reason of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

     22. Authority; Construction; Entire Agreement. Both Mission and Nexstar represent that they are legally qualified and able to enter into this Agreement, which shall be construed in accordance with the laws of the State of Texas without regard to principles of conflict of laws. This Agreement, the Shared Services Agreement, and the Option Agreement embody the entire agreement between the parties with respect to the subject matter hereof and thereof, and there are not other agreements, representations, or understandings, oral or written, between them with respect thereto.

     23. Modification and Waiver. No modification or waiver of any provision of the Agreement shall be effective unless in writing and signed by the party against whom such modification or waiver is asserted, and no failure to exercise any right, power, or privilege hereunder shall operate to restrict the exercise of the same right, power, or privilege upon any other occasion nor to restrict the exercise of any other right, power, or privilege upon the same or any other occasion. The rights, powers, privileges, and remedies of the parties hereto are cumulative and are not exclusive of any rights, powers, privileges, or remedies which they may have at law, in equity, by statute, under this Agreement, or otherwise.

     24. Unenforceability. If any provision of this Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law, except that if such invalidity or unenforceability should change the basic economic positions of the Parties, they shall negotiate in good faith such changes in other terms as shall be practicable in order to restore them to their prior positions. In the event that the FCC alters or modifies its rules or policies in a fashion which would raise substantial and material questions as to the validity of any provision of this Agreement, the Parties shall negotiate in good faith to revise any such provision of this Agreement in an effort to comply with all applicable FCC rules and policies, while attempting to preserve the intent of the Parties as embodied in the provisions of this Agreement. The Parties agree that, upon the request of either of them, they will join in requesting the view of

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the staff of the FCC, to the extent necessary, with respect to the revision of any provision of this Agreement in accordance with the foregoing. If the Parties are unable to negotiate a mutually acceptable modified Agreement, then either party may terminate this Agreement upon written notice to the other, and each Party shall be relieved of any further obligations, one to the other.

     25. Notices. Any notice required hereunder shall be in writing and any payment, notice, or other communication shall be deemed given when delivered personally or, in the case of communications other than payments, delivered by facsimile as follows:

     To Mission:  David S. Smith
                  806 S. Cassingham Road
                  Bexley, Ohio  43209

                  With a copy (which shall not constitute notice) to:

                  Howard M. Liberman, Esq.
                  Arter & Hadden LLP
                  1801 K Street, NW
                  Suite 400K
                  Washington, DC  20006

     To Nexstar:  Nexstar Broadcasting of Wichita Falls, L.P.
                  P.O. Box 4888
                  Wichita Falls, TX  76308
                  Attention: Julie Pruett, Vice President/General Manager

                  With a copy (which shall not constitute notice) to:

                  Nexstar Broadcasting of Wichita Falls, L.P.
                  200 Abington Executive Park, Suite 201
                  Clarks Summit, PA  18411
                  Attention:  Perry Sook, President

                          and

                  John L. Kuehn, Esq.
                  Kirkland & Ellis
                  Citicorp Center
                  153 East 53rd Street
                  New York, NY  10022-4675

     26. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

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     27. Headings. The headings are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

     28. Schedules. Any schedules attached hereto are an integral part of this Agreement with the same force and effect as if set forth in full in the text of the Agreement.

     29. Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN.

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                                SIGNATURE PAGE TO
                    AGREEMENT FOR THE SALE OF COMMERCIAL TIME

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                     MISSION BROADCASTING OF WICHITA FALLS, INC.

                     By: /s/ David. S. Smith
                         -------------------
                     Name:   David S. Smith
                     Title:  President

                     NEXSTAR BROADCASTING OF WICHITA FALLS, L.P.

                     By: NEXSTAR BROADCASTING OF WICHITA FALLS GP, INC., its general partner

                             By: /s/ Perry A. Sook
                                 -----------------
                             Name:    Perry A. Sook
                             Title:   President

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                                   SCHEDULE A

     Nexstar will pay to Mission the sum of One Hundred Thousand Dollars ($100,000) per month, subject to an equitable adjustment reasonably acceptable to both parties to assure that the amount of any such monthly payment shall be equal to Mission's Expenses (as defined below) for such month (the "Equitable Adjustment"). Except for the Equitable Adjustment, if any, which shall be paid by the first of the following month, all payments hereunder shall be payable in advance on or before the first calendar day of such month. For purposes of this Section, the term "Expenses" shall include reasonable and prudent operating costs associated with the Stations as may be incurred by Mission in the ordinary course of business consistent with past practice and debt service, plus $10,000 per month; or as may be required to be paid by Mission under FCC rules and policies.